Exhibit 16.1

September 23, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements made by Hailiang Education Group Inc. (“the Company”) under Item 16F of its annual report on Form 20-F for the fiscal year ended June 30, 2019. We agree with the statements concerning our Firm under Item 16F on Form 20-F, and we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

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